Exhibit 99

  Southcoast Financial Corporation Reports Full-Year, Fourth Quarter 2011 Results

 MT. PLEASANT, S.C., February 27, 2012 -- Southcoast Financial Corporation (Nasdaq:SOCB) today announced unaudited financial results for the year and quarter ended December 31, 2011, along with a revised strategic focus. This focus will be centered on new profitable deposit and loan growth, improving technology to help deliver more efficient banking services, a new marketing campaign, and continued efforts to reduce our non-performing assets.

For the quarter ended December 31, 2011, the Company reported a net loss of $4.8 million or $0.91 per share, compared with a net loss of $1.0 million or $0.19 per diluted share for the quarter ended December 31, 2010. For the year ended December 31, 2011, Southcoast reported a net loss of $16.5 million or $3.12 per diluted share compared with net income of $69,000 or $0.01 per diluted share for the year ended December 31, 2010.

The Company’s net loss in the fourth quarter and full-year 2011, primarily reflect increased provisions for loan losses. Financial results in 2011 also included an income tax expense of $4.6 million, reflecting a full valuation allowance taken on the Company’s deferred tax asset in second quarter 2011.

The Company's subsidiary bank, Southcoast Community Bank, increased reserves for loan losses, successfully re-priced a significant number of deposit accounts, eliminated $28.8 million of wholesale deposits, and continued to be well-capitalized by regulatory standards.  L. Wayne Pearson, President and CEO, commented: “In 2011, we focused on strengthening asset quality, carefully assessing the Bank’s balance sheet and taking an aggressive stance in moving non-performing loans through the foreclosure process and removing them from the balance sheet”.

Southcoast’s net interest margin for the year ended December 31, 2011 was 3.12% compared with 2.91% for the year ended December 31, 2010. In 2011, the Bank recorded net interest income of $12.3 million compared with $12.0 million in 2010. Pearson explained that, “Through careful re-pricing of our deposits, we lowered interest cost by approximately 51 basis points. Throughout 2011, we were successful in reducing the Bank’s use of wholesale deposits, and added lower-cost core deposits to support our ability to continue pursuing quality lending opportunities.”  Total interest income in 2011 was $18.9 million compared with $21.4 million in 2010. The decrease in interest income was due to rate and volume decreases in the loan and investment portfolios.

Southcoast Financial’s provision for loan losses as of December 31, 2011 was $10.0 million compared with $3.8 million in 2010, and its fourth quarter 2011 loan loss provision was $3.4 million, compared with a fourth quarter 2010 loan loss provision of $1.7 million. As a result of the Company’s recorded provision for loan losses, the ratio of reserves to nonperforming loans improved to 54.90% as of December 31, 2011 compared with 48.39% as of December 31, 2010. The Company’s ratio of loan loss reserves to total loans increased as of December 31, 2011 to 3.34% compared with 2.83% as of December 31, 2010.

Noninterest income was $2.8 million in 2011 compared with $4.3 million in 2010. The decrease was due to additional security gains taken in 2010.  Fourth quarter 2011 noninterest income was $619,000 compared with $488,000 in fourth quarter 2010. Compared with 2010, noninterest expense increased by $4.3 million, due to an increase of $3.5 million in impairments to otherreal estate owned. For the quarter, noninterest expense increased by $1.2 million. Impairments of other real estate owned increased by $1.3 million.

Gross loans were $319.7 million as of year-end 2011 compared with $336.4 million as of year-end 2010. This decrease reflects $9.4 million of loans transferred to Other Real Estate Owned and $8.8 million of loan charge-offs. The Company’s total assets as of December 31, 2011 were $427.5 million, compared with $478.3 million as of December 31, 2010.

Deposits as of December 31, 2011 totaled $316.1 million, compared with $344.6 million as of December 31, 2010. Pearson explained that this decrease reflected a reduction in wholesale deposits of $28.8 million. The Bank grew non-interest bearing deposits to $34.1 million as of December 31, 2011 compared with $28.9 million as of December 31, 2010.  The Company’s total liabilities as of December 31, 2011 were $396.7 million, compared with $432.5 million as of December 31, 2010.

“Southcoast  remains well-capitalized by regulatory standards. As of December 31, 2011, the Bank's Tier One Leverage ratio was 8.91% and its Total Risk Based Capital ratio was 13.18%. These ratios are above the FDIC minimums for well-capitalized institutions. The Company's tangible book value per share was $5.81 at December 31, 2011”, said Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation's common stock is traded on the NASDAQ Global Market under the symbol SOCB.

Safe Harbor Statement

Statements in this news release which express "belief," "intention," "expectation," "anticipate," "strategy," "vision" and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Southcoast Financial's management, as well as assumptions made by, and information currently available to, such management. Any forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the information in this presentation is derived from third party sources that we believe to be reliable, but we make no guarantees that such information is correct. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Please refer to the company's filings with the Securities and Exchange Commission for additional information about historical performance and risk factors. Undue reliance should not be placed on the forward-looking statements. Southcoast does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

FINANCIAL TABLES TO FOLLOW

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	December 2011	December 2010
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$2,878	$3,208
Provision for loan losses	3,400	1,676
Noninterest income	619	488
Noninterest expenses	4,721	3,552
Net income (loss)	$(4,803)	$(1,009)

PER SHARE DATA
Net income (loss) per share
Basic	$(0.91)	$(0.19)
Diluted	$(0.91)	$(0.19)

BALANCE SHEET DATA
Total assets	$427,521	$478,326
Total deposits	316,147	344,602
Total loans (net)	309,048	326,936
Investment securities	52,755	76,412
Other borrowings	66,850	72,963
Junior subordinated debentures	10,310	10,310
Shareholders' equity	30,812	45,778

Average shares outstanding
Basic	5,306,488	5,246,050
Diluted	5,306,488	5,246,050

Book value per share	$5.81	$8.70

Key ratios
Non-performing assets to assets^	6.74%	5.98%
Reserve to loans	3.34%	2.83%
Reserve to nonperforming loans	54.90%	48.39%
Net interest margin*	3.03%	3.33%

* Ratios for three months are annualized.
^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, and other real estate owned.

	Southcoast Financial Corporation Consolidated Income Statements (Dollars in thousands, except earnings per share)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$17,017	$18,869	$4,034	$4,598
Interest on investments	1,855	2,525	303	599
Interest on Fed funds sold	34	50	8	9
Total interest income	18,906	21,444	4,345	5,206

Interest expense	6,648	9,423	1,467	1,998
Net interest income	12,258	12,021	2,878	3,208
Provision for loan losses	10,023	3,801	3,400	1,676

Net interest income (loss) after provision	2,235	8,220	(522)	1,532

Noninterest income	2,798	4,337	619	488

Total operating income	5,033	12,557	97	2,020

Noninterest expense
Salaries and benefits	6,668	6,625	1,624	1,668
Occupancy and equipment	2,868	2,797	774	659
Other expenses	7,402	3,259	2,323	1,225

Total noninterest expense	16,938	12,681	4,721	3,552

Income (Loss) before taxes	(11,905)	(124)	(4,624)	(1,532)

Income tax expense (benefit)	4,576	(193)	179	(523)

Net income (loss)	$(16,481)	$69	$(4,803)	$(1,009)

Basic net income (loss) per share	$(3.12)	$0.01	$(0.91)	$(0.19)

Diluted net income (loss) per share	$(3.12)	$0.01	$(0.91)	$(0.19)

Average number of shares
Basic	5,287,003	5,087,107	5,306,488	5,246,050
Diluted	5,287,003	5,087,107	5,306,488	5,246,050

	Southcoast Financial Corporation
	Consolidated Balance Sheets

	December 31	December 31
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$18,037	$20,062
Investments	52,755	76,412
Loans held for sale	995	417
Loans	319,740	336,449
Less: Allowance for loan losses	10,692	9,513

Net loans	309,048	326,936
Fixed assets	21,977	22,447
Other assets	24,709	32,052

Total Assets	$427,521	$478,326

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$34,120	$28,855
Interest bearing	282,027	315,747

Total deposits	316,147	344,602
Other borrowings	66,850	72,963
Other liabilities	3,402	4,673
Junior subordinated debentures	10,310	10,310

Total liabilities	396,709	432,548

Shareholders' Equity
Common Stock	54,382	54,258
Retained Deficit and Accumulated Other Comprehensive Loss	(23,570)	(8,480)

Total shareholders' equity	30,812	45,778

Total Liabilities and
Shareholders' equity	$427,521	$478,326